Exhibit 10.1

PROMISSORY NOTE

February 11, 2008	$300,000

For Value Received, Bridgetech Holdings International, Inc., a Delaware corporation (“Maker”), hereby promises to pay to Bridgetech China Limited, a British Virgin Island corporation (“Payee” or the “Company”), in lawful money of the United States of America, the principal amount of Three Hundred Thousand Dollars ($300,000) (the “Principal”) plus simple interest thereon calculated from the date hereof (the “Issue Date”) until paid at the rate of eight percent (8%) per annum, payable in cash.

1.             Payments.

1.1           Principal and Interest.  The entire outstanding Principal (and any accrued but unpaid interest thereon) shall be due and payable in arrears on the earliest to occur of (i) 2 days after receipt of the payments due as a result of the acquisition of Maker resulting in aggregate proceeds of $300,000 to Maker payable; $100,000 at closing and four payments of  $50,000 per month beginning with the February 29, 2008 payment , or (ii) the first anniversary of the Issue Date (the “Maturity Date”).  Interest on this Note shall commence accruing on the Issue Date and shall be computed on the basis of a 365-day year and actual days elapsed until all accrued and unpaid interest is paid in full upon the Maturity Date.

1.2           Prepayment.  Maker shall have the right at any time to prepay the indebtedness evidenced by this Note in whole or in part without penalty, premium or restriction.

2.             Unsecured Obligation.  This Note is an unsecured obligation of Maker.

3.             Event of Default.

3.1   Events of Default.  Subject to the cure period set forth in Section 3.2 below, the occurrence of any of the following shall constitute an “Event of Default” under this Note:  (a) the failure of Maker to make any payment of Principal or interest when due under this Note; or (b) the insolvency or bankruptcy of Maker.

3.2           Acceleration of Principal and Interest.  Upon occurrence of an Event of Default that has not been cured within thirty (30) days from the date of written notice by Payee, Payee may, at Payee’s option and without notice, declare all Principal and interest due under this Note to be due and payable immediately.  Payee may waive any default before or after it occurs and may restore this Note in full effect without impairing the right to declare it due for a subsequent default.

4.             General Provisions.

4.1           Notices.  All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed telex, facsimile or electronic transmission (including e-mail) if sent during normal business hours of the recipient, if not, then on the next business day; (iii) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.  All communications shall be sent to the address as set forth on the signature page hereof or at such other address as such party may designate by ten days advance written notice to the other parties hereto.

4.2           Severability; Headings.  In case any provision of this Note shall be invalid, illegal or unenforceable, validity, legality and enforceability of the remaining provisions shall not in any way be effected or impaired thereby, unless to do so would deprive Payee or Maker of a substantial part of its bargain.  All headings used herein are used for convenience only and shall not be used to construe or interpret this Note.

4.3           Entire Agreement; Change.  This Note contains the entire agreement between the parties hereto superseding and replacing any prior agreement or understanding relating to the subject matter hereof.  Neither this Note nor any term hereof may be changed, waived, discharged or terminated orally but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

4.4           Law Governing. This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to the conflict of law provisions thereof.  The parties agree that any action brought by either party to interpret or enforce any provision of this Agreement shall be brought in, and each party agrees to, and does hereby, submit to the exclusive jurisdiction and venue of, the appropriate state or federal courts located in San Diego, California.

4.5           Counterparts.  This Note may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.  Delivery of an executed counterpart of the signature page to this Note by facsimile shall be as effective as delivery of a manually executed counterpart of this Note; provided, however, that any party so delivering an executed counterpart by facsimile shall thereafter promptly deliver a manually executed counterpart of this Note to the other parties, but failure to deliver such manually executed counterpart shall not affect the validity, enforceability and binding effect of this Note.

IN WITNESS WHEREOF, Maker has caused this Note to be issued as of the date written above.

Bridgetech Holdings International, INC.

By:

Name:

Title:

So acknowledged and agreed:

Bridgetech China Limited

By:

Name:

Title:

[SIGNATURE PAGE FOR PROMISSORY NOTE]